Exhibit 99.1

For Immediate Release

Contacts:	News Media	Securities Analysts
	Alan Hilowitz	Drew Vollero
	Mattel, Inc.	Mattel, Inc.
	310-252-5033	310-252-2703
	Alan.Hilowitz@mattel.com	Drew.Vollero@mattel.com

Mattel Elects Nike’s Trevor A. Edwards to its Board of Directors

EL SEGUNDO, Calif., March 14, 2012 – Mattel, Inc. (NASDAQ:MAT) announced today that Trevor A. Edwards, 49, vice president, global brand and category management for NIKE, Inc. was elected to the Mattel Board of Directors on March 14, 2012.

“As we focus on our key goals and strategy for growth, Trevor’s notable experience in brand management and his unique perspective will complement our already strong and diverse Board,” said Bryan G. Stockton, CEO of Mattel. “His expertise in all functions of brand management, especially with regard to innovation within the Nike portfolio of brands, will be invaluable to us maintaining our No. 1 position and strategic competitive advantage in the toy industry.”

Edwards has more than two decades of marketing and global brand management experience at Nike, where he is currently responsible for helping to drive the Nike Brand growth strategy by leading its category business units. His leadership, strategy and management skills in overseeing all brand management functions, including digital and advertising, sports marketing, brand design, public relations and retail marketing, will bring a fresh and unique perspective to Mattel.

During his career at Nike, Edwards has led some of the brand’s most significant break-through innovations, including spearheading the creation of Nike+, a revolutionary sports training experience that connects digitally-enabled footwear with digital services. He also helped transform the digital landscape and position Nike as a leader by using social media to connect with consumers globally.

Edwards serves on the Board of Directors of the Nike Foundation and Management Leadership for Tomorrow. He was named one of Fast Company’s “100 Most Creative People in Business” in 2011, one of the “50 Most Powerful Blacks in Sports” by Black Enterprise in 2005 and one of the “101 Most Influential Minorities in Sports” by Sports Illustrated in 2003-2004.

About Mattel

Mattel, Inc. (NASDAQ:MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Thomas & Friends®, Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2012, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fifth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens” and the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: www.facebook.com/mattel

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